Exhibit 99.1

Canadian Space Agency Assigns Can$72 Million Contract to Spire Global Canada to Design WildFireSat Mission

Spire has agreed to develop a satellite constellation to monitor all active wildfires in Canada from space

OroraTech has agreed to develop the payloads for the satellite constellation

CAMBRIDGE, Ontario, February 7, 2025 – Spire Global Canada, a subsidiary of Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), was assigned a Can$72 million contract, including harmonized sales tax, by the Government of Canada. Spire will design and develop a dedicated satellite constellation to monitor all active wildfires in Canada from space as part of Canada’s WildFireSat mission. The Company has agreed to partner with OroraTech, a leader in space-based thermal intelligence, to develop the payloads for the satellite constellation.

Canada spends roughly Can$1 billion every year fighting wildfires, with indirect costs much higher due to property damage, evacuations, health expenses and economic losses in sectors like forestry, energy and tourism. Furthermore, these wildfires disproportionately affect Indigenous communities in remote areas, making up an estimated 42% of wildfire-related evacuations despite being 5% of Canada’s population. This solution aims to save life, land and property by detecting wildfires early.

"Detecting wildfires is one of the most impactful satellite capabilities, offering significant benefits for public safety, environmental health and the economy,” said Theresa Condor, CEO of Spire Global. “We’re proud to work with the Government of Canada, which is paving the way in developing a next-generation wildfire monitoring system to protect its citizens and communities."

Spire has agreed to design and develop the dedicated satellite constellation. OroraTech has agreed to develop the wildfire detection payloads that will be deployed on the satellites, as well as build the data handling and processing system. These payloads have already provided data during Canadian wildfire emergencies, with OroraTech providing detection and management services to Quebec’s wildfire authority, Société de protection des forêts contre le feu (SOPFEU).

To deliver on this contract, Spire intends to expand its existing Canadian office in Cambridge, Ontario to add satellite manufacturing and test equipment, enabling WildFireSat and future missions to be manufactured domestically in Canada.

“Spire and OroraTech are pleased to support the Government of Canada with our proven infrared camera technology and data processing architecture, providing exceptional imagers for wildfire detection, management and response,” said Martin Langer, CEO & CTO of OroraTech. “We are particularly proud that this will help Indigenous communities across Canada to respond effectively to these natural threats, safeguarding their communities and way of life.”

Spire and OroraTech have partnered with the Alexis Nakota Sioux Nation’s Wakâ Mne – Science and Culture Initiative to enable the participation of Indigenous businesses in the WildFireSat mission, driving direct economic benefits and employment opportunities.

The WildFireSat mission is a joint initiative by the Canadian Space Agency (CSA), Natural Resources Canada’s Canadian Forest Service (CFS), Canadian Centre for Mapping and Earth Observation (CCMEO) and Environment and Climate Change Canada (ECCC). This mission aims to deliver data on wildfire behaviour, smoke and air quality, targeting a significant gap in current satellite coverage. By focusing on the late afternoon "peak burn period" when wildfires are most intense, WildFireSat aims to enhance decision-making for wildfire response, reduce losses and protect communities.

The WildFireSat constellation is planned for launch in 2029 and will be operated by the CSA for a minimum of five years.

About Spire Global, Inc.

Spire (NYSE: SPIR) is a global provider of space-based data, analytics and space services, offering unique datasets and powerful insights about Earth so that organizations can make decisions with confidence in a rapidly changing world. Spire builds, owns, and operates a fully deployed satellite constellation that observes the Earth in real time using radio frequency technology. The data acquired by Spire’s satellites provides global weather intelligence, ship and plane movements, and spoofing and jamming detection to better predict how their patterns impact economies, global security, business operations and the environment. Spire also offers Space as a Service solutions that empower customers to leverage its established infrastructure to put their business in space. Spire has nine offices across the U.S., Canada, UK, Luxembourg, Germany and Singapore. To learn more, visit spire.com.

Forward Looking Statements – Spire Global

This press release contains forward-looking statements, including information about our plan to expand our existing Canadian office in Cambridge, Ontario, our intent to launch the WildFireSat constellation in 2029, and management's view of Spire’s future expectations, plans and prospects, including our views regarding future execution within our business, and the opportunity we see in our industry, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Spire to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents Spire files with the Securities and Exchange Commission, including but not limited to, Spire’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Spire’s future results. The forward-looking statements included in this presentation are made only as of the date hereof. Spire cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Spire expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About OroraTech

OroraTech leverages thermal images from space to detect and manage wildfires across the world. Their Wildfire Solution platform is powered by high-resolution thermal data from its proprietary and public satellite system, which is trusted for revolutionizing wildfire detection. Since 2022, OroraTech has established a comprehensive global satellite network, delivering real-time situational awareness and prompt risk alerts. The cutting-edge system detects fires of any scale, day or night, ensuring timely action. Founded in 2018, OroraTech is headquartered in Munich, Germany, with operations in the United States, Australia, Brazil, Canada, and Greece. A dedicated team of over 100 experts is committed to delivering innovative solutions for a sustainable future.

Contacts

For media:

Kristina Spychalski

Head of Communications

Comms@Spire.com

For investors:

Benjamin Hackman

Head of Investor Relations

Benjamin.Hackman@spire.com